This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase dated
  November 9, 1995 and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state
           statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the
              Purchaser cannot comply with such state statute, the
            Offer will not be made to (nor will tenders be accepted
              from or on behalf of) the holders of Shares in such
             state. In any jurisdiction where securities, blue sky
                or other laws require the Offer to be made by a
                 licensed broker or dealer, the Offer shall be
                  deemed to be made on behalf of the Purchaser
                      by one or more registered brokers or
                       dealers licensed under the laws of
                               such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
             (Including the Associated Common Stock Purchase Rights)

                                       of

                          PRATT & LAMBERT UNITED, INC.

                                       at

                              $35.00 NET PER SHARE

                                       by

                                   SWACQ, INC.

                          a wholly-owned subsidiary of

                          THE SHERWIN-WILLIAMS COMPANY

       SWACQ, Inc. (the "Purchaser"), a New York corporation and a wholly-owned subsidiary of The Sherwin-Williams Company, an Ohio corporation ("Sherwin-Williams"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Pratt & Lambert United, Inc., a New York corporation (the "Company"), and the associated Common Stock Purchase Rights (the "Rights," and together with the Common Stock, the "Shares"), at a purchase price of $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").

--------------------------------------------------------------------------------
                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
        12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 1995,
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

       THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS.

       The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 4, 1995 (the "Merger Agreement"), by and among the Company, Sherwin-Williams and the Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and satisfaction or waiver of all conditions to the Merger, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each outstanding Share (other than treasury Shares, Shares held by Sherwin-Williams, the Purchaser or any other subsidiary of Sherwin-Williams, and Shares held by shareholders, if any, who properly exercise appraisal rights under New York law) will be converted into the right to receive $35.00 in cash, without interest.

       Concurrently with the execution of the Merger Agreement, Sherwin-Williams and the Purchaser entered into a Stock Option, Pledge and Security Agreement, dated as of November 4, 1995 (the "Shareholder Option Agreement"), with certain shareholders of the Company (the "Option Shareholders"). The Shareholder Option Agreement covers 4,563,651 Shares (the "Option Shares") collectively owned by the Option Shareholders, representing approximately 40% of the outstanding Shares calculated on a fully diluted basis. Pursuant to the Shareholder Option Agreement, each of the Option Shareholders has granted to Sherwin-Williams and the Purchaser an irrevocable option to purchase such Option Shareholder's Option Shares for $35.00 per Option Share in cash, which option is exercisable by Sherwin-Williams or the Purchaser on or after January 2, 1996, as well as an irrevocable proxy to vote such Option Shares.

       THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

       For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to shareholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or timely Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) with respect to such Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer), and (iii) all other documents required by the Letter of Transmittal. Under no circumstance will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

       The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, December 8, 1995, unless and until the Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open for any reason, including the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

       Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 8, 1996. For a withdrawal to be effective, a written telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

       The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

       THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

       Questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials also may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser's expense. Neither Sherwin-Williams nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.

                                 90 Broad Street
                                   20th Floor
                            New York, New York 10004
                                 (800) 755-5001
                                   (toll free)

                         Banks and Brokers Please Call:
                                 (212) 843-8500

November 9, 1995